UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 10, 2009

CLEANTECH BIOFUELS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-24293	33-0754902
(Commission File Number)	(IRS Employer Identification No.)

7386 Pershing Ave. St. Louis, Missouri	63130
(Address of Principal Executive Offices)	(Zip Code)

(314) 802-8670
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02.  Termination of a Material Definitive Agreement.

In connection with the Settlement, which is described in Item 8.01 of this Current Report on Form 8-K, SRS Energy, Inc., a wholly-owned subsidiary of CleanTech Biofuels, Inc. (the “Company,” “we” or “us”), and BioProducts International, Inc. (“BioProducts”), mutually terminated that certain Technology License Agreement dated August 17, 2005 (the “BioProducts License Agreement”). Pursuant to the BioProducts License Agreement, we licensed from BioProducts certain patented technology related to the cleaning and separating of municipal solid waste into its component parts. In connection with the termination, we were released from any obligations or liabilities under the BioProducts License Agreement.

The disclosure set forth in Item 8.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Section 8 – Other Events

Item 8.01.  Other Events

On March 4, 2009, CleanTech Biofuels, Inc. (the “Company,” “we” or “us”) settled all disputes among BioProducts International, Inc. (“BioProducts”), CleanEarth Solutions, Inc. (“CES”) and Michael Eley (collectively, with BioProducts and CES, the “Defendants”) related to our previously disclosed litigation with the Defendants as more fully described below (the “Settlement”).

On January 9, 2008, we, along with our wholly-owned subsidiary, SRS Energy, Inc. (“SRS Energy”), filed suit in St. Louis County Circuit Court seeking damages against BioProducts, the sublicensor to SRS Energy of certain patented technology related to the cleaning and separating of municipal solid waste into its component parts (the “BioProducts Technology”) under a Technology License Agreement between SRS Energy and BioProducts dated August 17, 2005 (the “BioProducts License Agreement”), CES, and various shareholders and officers of those companies for, among other things, fraudulent acts, civil conspiracies, and tortious interference with our business, and in particular, SRS Energy’s use as sublicensee of the BioProducts Technology.  In addition, we filed a demand for arbitration seeking, among other things, a declaration that SRS Energy was in full compliance with the terms of the BioProducts License Agreement. The case was subsequently moved to the Federal District Court in St. Louis, Missouri and the claims against the individuals of CES were dismissed and the remaining claims were consolidated with our arbitration action (the “Pending Action”).

On May 27, 2008, BioProducts filed a counterclaim in the Pending Action alleging various damages under the BioProducts License Agreement.

On September 15, 2008, we acquired Biomass North America Licensing, Inc. (“Biomass”) and as a result, acquired a license agreement with Biomass North America, LLC, the former parent of Biomass, pursuant to which we became the licensee of certain technology that cleans and separates municipal waste, which is the subject of a pending patent (the “Biomass Technology”).

On October 22, 2008, we acquired the patent that is the basis for the BioProducts Technology (the “Patent”) and as a result, became the licensor of the BioProducts Technology to BioProducts under a Master License Agreement originally entered into by a previous owner of the Patent and BioProducts (the “Master License Agreement”).

In connection with the Settlement, we and the Defendants agreed to a mutual general release of all claims against each party and their affiliates. In addition, we, as the licensor of the BioProducts Technology under the Master License Agreement, clarified BioProducts’ right to use the BioProducts Technology by releasing BioProducts of any prior lack of compliance under the Master License Agreement. Likewise, BioProducts, as the licensee of the BioProducts Technology, agreed that our use of the Biomass Technology in its current form and certain potential improvements thereof, does not infringe on BioProducts’ rights with respect to the BioProducts Technology, and any use of such technology by us is not subject to any obligations to BioProducts. The parties also agreed to mutually terminate the BioProducts License Agreement and all of our obligations thereunder.  The Settlement did not affect our ownership of the Patent or our continuance as the licensor of the BioProducts Technology to BioProducts under the Master License Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 10, 2009

CLEANTECH BIOFUELS, INC.

By:	/s/ Michael D. Kime
Michael D. Kime
General Counsel